EXHIBIT 5

December 21, 2006

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to United Rentals, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 2,239,575 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Registrant, to be issued pursuant to the Registrant’s United Rentals, Inc. 2001 Comprehensive Stock Plan (the “Plan”).

The Shares previously were registered on Forms S-8 filed with the Commission on January 8, 1999 (File No. 333-70345), September 28, 1999 (File No. 333-87903), May 8, 2001 (File No. 333-60458) and April 13, 2006 (File No. 333-133256), and are being transferred to the Plan and re-registered on Form S-8 in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Commission.

In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plan, the Registrant’s Amended and Restated Certificate of Incorporation, the Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s By-laws, the resolutions of the Registrant’s Board of Directors adopting the Plan and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Registrant.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms stated in the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws of any jurisdiction other than the Delaware General Corporation Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are delivering this opinion to the Registrant, and no person other than the Registrant may rely upon it.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP